EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-8 Registration Statement under The Securities Act of 1933 of CommScope, Inc. of our report dated June 25, 2008, appearing in the Annual Report on Form 11-K of CommScope, Inc. Retirement Saving Plan (the Plan), related to the audit of the statement of net assets available for benefits of the Plan as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
February 26, 2009